Exhibit 5.1

Michael J. Morrison, Esq.

1495 Ridgeview Drive #220

Reno, NV 89519

May 16, 2019

Vitalibis, Inc.

3960 Howard Hughes Parkway, Suite 500

Las Vegas, NV 89169

Ladies and Gentlemen:

You have requested my opinion, as counsel, with respect to certain matters in connection with the filing by Vitalibis, Inc., a Nevada corporation (the “Registrant”) of a Registration Statement on Form S-1 (the “Registration Statement”) with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “1933 Act”) including a related prospectus filed with the Registration Statement (the “prospectus”) covering the resale by selling stockholders (the “Selling Stockholders”) of 21,482,771 shares of the Company’s Common Stock and Warrants (the “Shares”) to be sold by the Selling Stockholders.

I have assumed the genuineness of all signatures, the conformity to authentic original documents of the copies of all such documents submitted to me as certified, conformed and photocopied, including the quoted, extracted, excerpted, and reprocessed text of such documents. I have not been engaged to examine, nor have I examined, the Registration Statement for the purpose of determining the accuracy and completeness of the information contained therein or the compliance and conformity thereof with the rules and regulations of the SEC or the requirements of Form S-1 and I express no opinion with respect thereto.

My opinion is limited to matters of the Nevada Business Corporations Code and I do not express an opinion on the federal law of the United States of America or the law of any jurisdiction therein other than the State of Nevada, as specified herein.

On the basis of the foregoing and in reliance thereon, I am of the opinion that the Shares subject to resale by the Selling Stockholders pursuant to the Registration Statement and the related Prospectus are validly issued, fully paid, and non-assessable Shares.

I consent to the use of my opinion as an exhibit to the registration statement and to the reference thereto under the heading “Interests of Named Experts and Counsel” in the prospectus contained in the registration statement.

In giving the foregoing consents, I do not thereby admit that my firm comes within the category of persons or entities whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

By:/s/ Michael J. Morrison, Esq.

Michael J. Morrison, Esq.